Exhibit 99.1

Axtive Announces New Chief Financial Officer

DALLAS—(BUSINESS WIRE)—August 13, 2003—Axtive Corporation (OTC: AXTV.PK) (“Axtive” or the “Company”) today announced that the Company’s Board of Directors has named Molly W. MacTaggart as Interim Chief Financial Officer, effective immediately. Ms. MacTaggart has previously served as Controller of American Pad & Paper, Chief Financial Officer of Zane Publishing and Director of Corporate Audit of Greyhound Lines, Inc. Ms. MacTaggart additionally has numerous years of public accounting experience.

Graham C. Beachum II, President and Chief Executive Officer of Axtive said, “Ms. MacTaggart has served as our Controller on a contract basis for the past several months and has become familiar with Axtive’s history and current business activities. We are pleased to have someone of Molly’s caliber and experience join our management team.”

Ms. MacTaggart replaces David Pilotte who has resigned to pursue other business opportunities.

Axtive also announced the resignation of Grant Thornton LLP as its independent accountant effective August 8, 2003. The Audit Committee of the Board of Directors has engaged KBA Group LLP, Certified Public Accountants, as the Company’s new independent accountant. The Company confirmed that Grant Thornton’s resignation was not the result of any dispute or disagreement with the Company.

About Axtive Corporation

Axtive acquires and operates technology products and service companies including IT professional services, business application software and managed hosting / application service providers targeting middle market companies. Axtive’s products and services are focused on enhancing the capabilities of customers’ business operating systems. Axtive’s acquisitions have included ThinkSpark, a professional services firm specializing in the installation and integration of technology solutions from Oracle Corporation; VirtuallyThere, a web services firm; UDT Consulting, a professional services firm specializing in the installation, integration and application of software solutions from IBM, Informix and Microsoft; and Media Resolutions, an application and managed hosting services provider. More information about these Axtive businesses is available at www.axtive.com.

SOURCE: Axtive Corporation

Contact:

Ms. Molly MacTaggart

Interim Chief Financial Officer

(214) 397-0200

InvestorRelations@Axtive.com